SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                              October 2, 1996
                     (Date of earliest event reported)

                            Lanxide Corporation
           (Exact name of Registrant as specified in its charter)

       Delaware               0-16293               51-0270253
     (State of          (Commission File No.)      (IRS Employer
     Incorporation)                                Identification No.)

                             1300 Marrows Road
                           Newark, Delaware 19714
        (Address of principal executive offices, including zip code)

                                (302) 456-6200
            (Registrant's telephone number, including area code)

       _____________________________________________________________
       (Former name or former address, if changed since last report)


          ITEM 5.

                    On October 2, 1996, Lanxide Corporation, a
          Delaware corporation (the "Company"), and Commodore Environmental Services, a Delaware corporation ("Commodore"), jointly announced that the two companies have revised the structure of their previously announced proposed transaction. As currently proposed, the Company would become a wholly owned subsidiary of Commodore and each outstanding share of the Company's common stock would be converted into common stock of Commodore at an exchange ratio to be negotiated. The proposed transaction would be subject to a number of conditions, including the consummation of a public offering of at least $100 million of common stock of Commodore. Commodore has entered into a retention letter with a nationally recognized investment banking firm, providing for such firm to act as the lead managing underwriter of the proposed offering. In connection with the negotiations, Commodore has agreed to fund the liquidity needs of the Company through June 30, 1997, up to certain agreed upon amounts.

                    Bentley J. Blum, Chairman of the Board and beneficial owner of 52.6% of Commodore, is also a director and 47% stockholder of the Company.

                    The Boards of Directors of each of the Company and Commodore have appointed special committees to independently review the proposed transaction and report their recommendations to each respective Board. No assurances can be given that this transaction will be consummated as proposed or at all.

                    The information set forth above is qualified in its entirety by reference to the Press Release issued by the Company on October 2, 1996, a copy of which is filed as Exhibit (99) hereto, and is incorporated by reference.

          ITEM 7.   EXHIBITS

                     (99)     Press Release, dated
                              October 2, 1996, of the
                              Company

          SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   LANXIDE CORPORATION

          Date: October 11, 1996        By:  /s/ Robert J. Ferris
                                        _____________________________
                                        Robert J. Ferris
                                        Secretary, Treasurer and
                                          Vice President-Administration


                                EXHIBIT INDEX

            (99)       Press Release, dated October 2,
                       1996, of the Company